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                                   EXHIBIT 1


    The Registrant's Registration Statement on Form 10 was only recently cleared by the Securities and Exchange Commission. Accordingly, the Registrant's management has devoted substantial resources to the preparation and filing of the Registration Statement on Form 10 and receiving clearance for such Registration Statement from the Securities and Exchange Commission. Additionally, the Company has only recently received financial statements from its Canadian subsidiary. These financial statements have not yet been incorporated into the Registrant's Form 10-Q. For both of the aforementioned reasons, the Registrant could not file its Quarterly Report on Form 10-Q on a timely basis without unreasonable effort or expense.